                                 [NORDSON LOGO]

                              NORDSON CORPORATION

                                 NOTICE OF 1994
                                 ANNUAL MEETING
                              AND PROXY STATEMENT

[NORDSON LOGO]

Eric T. Nord
Chairman of the Board

William P. Madar
President and Chief
  Executive Officer

                                                                January 28, 1994

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders to be held at The Stocker Center, 1005 North Abbe Road, Elyria, Ohio, at 5:30 p.m. on March 10, 1994. We hope that you will be able to attend.

The Notice of Annual Meeting of Shareholders and the Proxy Statement, which are included in this booklet, describe the matters to be acted upon at the meeting. Regardless of the number of shares you own, your vote on these matters is important. Whether or not you plan to attend the meeting, we urge you to mark your choices on the enclosed proxy card and to sign and return it in the envelope provided. If you later decide to vote in person at the meeting, you will have an opportunity to revoke your proxy and vote by ballot.

We look forward to seeing you at the meeting.

Sincerely,

ERIC T. NORD,                                   WILLIAM P. MADAR,
Chairman of the Board                           President and Chief
                                                Executive Officer

                              NORDSON CORPORATION

                            NOTICE OF ANNUAL MEETING
                                OF SHAREHOLDERS

The Annual Meeting of Shareholders of Nordson Corporation will be held at The Stocker Center, 1005 North Abbe Road, Elyria, Ohio, at 5:30 p.m. on March 10, 1994. The purposes of the meeting are:

  1. To elect three directors to the class whose term expires in 1997.

  2. To hear reports and to transact any other business that may properly come before the meeting.

Shareholders of record at the close of business on January 10, 1994 are entitled to notice of and to vote at the meeting.

                                                      For the Board of Directors

                                                      WILLIAM D. GINN
                                                      Secretary

January 28, 1994

                              NORDSON CORPORATION

                                PROXY STATEMENT

The Board of Directors of Nordson Corporation requests your proxy for use at the Annual Meeting of Shareholders to be held on March 10, 1994, and at any adjournments of that meeting. This Proxy Statement is to inform you about the matters to be acted upon at the meeting.

If you attend the meeting, you can vote your shares by ballot. If you do not attend, your shares can still be voted at the meeting if you sign and return the enclosed proxy card. Shares represented by a properly signed card will be voted in accordance with the choices marked on the card. If no choices are marked, the shares will be voted to elect the nominees listed on page 2. You may revoke your proxy before it is voted by giving notice to Nordson in writing or orally at the meeting.

This Proxy Statement and the enclosed proxy cards are being mailed to shareholders on or about January 28, 1994. Nordson's executive offices are located at 28601 Clemens Road, Westlake, Ohio 44145. Its telephone number is
(216) 892-1580.

                             ELECTION OF DIRECTORS

Nordson's Board of Directors is composed of nine directors, three of whom are elected each year. Each of the directors serves for a term of three years and until a successor is elected. The Board met four times during the last fiscal year.

Nominees for election as directors with terms expiring in 1997, as well as present directors whose terms will continue after the meeting, appear below.

NOMINEES FOR TERMS EXPIRING IN 1997

WILLIAM P. MADAR, age 54, has been a director of Nordson since 1985. He has served as President and Chief Executive Officer of Nordson since February 1986 and Treasurer from 1986 to 1989. Mr. Madar is a director of National City Bank, a national banking association, Brush Wellman, Inc., a producer and supplier of beryllium and related products, specialty metal systems, and precious metal products, and The Lubrizol Corporation, a manufacturer of specialty chemicals.

WILLIAM W. COLVILLE, age 59, has been a director of Nordson since 1988. He has been Senior Vice President-Law and General Counsel of Owens-Corning Fiberglas Corporation since 1984. Owens-Corning manufactures glass fiber products and related materials.

EVAN W. NORD, age 74, has been a director of Nordson since 1942. He was Vice President and Treasurer of Nordson for more than five years prior to his retirement in 1978. Evan Nord is Eric Nord's brother.

PRESENT DIRECTORS WHOSE TERMS EXPIRE
IN 1996

DR. GLENN R. BROWN, age 63, has been a director of Nordson since 1986. He is a retired Senior Vice President and Director of The Standard Oil Company (now BP America, Inc.). He served as Vice Provost for Corporate Research and Technology Transfer of Case Western Reserve University from January 1991 to July 1993 and Dean of the Colleges of Case Western Reserve University from August 1987 to January 1991. He is a director of Ferro Corporation, a producer of industrial specialty materials.

DR. ANNE O. KRUEGER, age 59, has been a director of Nordson since 1990. She has been a Professor of Economics at Stanford University since July 1993 and an Arts and Sciences Professor of Economics of Duke

University from January 1987 to June 1993. She is a director of Western Digital Corporation, an international supplier of large scale integrated chips and board-level subsystems and systems.

ERIC T. NORD, age 76, has been a director of Nordson since 1941. He has served as Chairman of the Board of Nordson for more than five years. Eric Nord is Evan Nord's brother.

PRESENT DIRECTORS WHOSE TERMS EXPIRE
IN 1995

WILLIAM D. GINN, age 70, has been a director of Nordson since 1959. Mr. Ginn has been Of Counsel to Thompson, Hine and Flory, a law firm, since January 1993. Prior to that time he was a Partner with Thompson, Hine and Flory for more than five years. He is a director of the Davey Tree Expert Company, a tree and lawn care company. Thompson, Hine and Flory has in the past provided and continues to provide legal services to Nordson.

STEPHEN R. HARDIS, age 58, has been a director of Nordson since 1984. He has served as Vice Chairman and Chief Financial and Administrative Officer of Eaton Corporation since April 1986. Eaton produces automation systems and equipment, capital and consumer goods components, aerospace and defense systems, and automotive components. Mr. Hardis is a director of Eaton, Society Corporation, a bank holding company, Society National Bank, a national bank association, The Progressive Corporation, an insurance holding company, and First Union Realty Investment Trust, a real estate investment company.

DR. JACOB O. KAMM, age 75, has been a director of Nordson since 1959. He has been an economic and financial consultant for more than five years. He is a director of McDonald Money Market Fund, McDonald Tax Exempt Fund and McDonald U.S. Government Money Market Fund.

COMMITTEES OF THE BOARD OF DIRECTORS;
ATTENDANCE

The present members of the Audit Committee are Messrs. Ginn and Evan Nord and Drs. Brown, Kamm and Krueger. The Audit Committee reviews the proposed audit programs (including both independent and internal audits) for each fiscal year, the results of these audits, and the adequacy of Nordson's systems of internal control. The Committee also recommends to the Board of Directors the appointment of the independent auditors for each fiscal year. The Audit Committee met two times during the last fiscal year.

The present members of the Compensation Committee are Messrs. Colville, Hardis, Eric Nord and Dr. Krueger. The Compensation Committee recommends to the Board of Directors the salary and other compensation of Nordson's President and Chief Executive Officer, approves salary increases for other executive officers, supervises the administration of Nordson's 1993 Long-Term Performance Plan (the "Performance Plan"), Management Incentive Compensation Plan, Excess Defined Benefit Pension Plan, Excess Defined Contribution Retirement Plan, and other pension and retirement plans. The Compensation Committee met three times during the last fiscal year.

The present members of the Nominating Committee are Messrs. Hardis, Madar, Eric Nord and Dr. Brown, with Mr. Madar being a nonvoting member. The Nominating Committee screens and nominates candidates for election as directors and recommends committee members for appointment by the Board of Directors. A shareholder who wishes to suggest a director candidate for consideration by the Nominating Committee should send a resume of the candidate's business experience and background to Mr. Madar at Nordson. The Nominating Committee met once during the last fiscal year.

During the last fiscal year, each director attended at least 75% of the meetings of the Board of Directors and of the committees on which he or she served.

COMPENSATION OF DIRECTORS

Nordson pays directors who are not employees a fee of $3,750 per quarter, $1,000 for each Board meeting attended and, unless the committee meeting is held on the same day as a Board meeting, $1,000 for each committee meeting attended with an additional $350 for committee chairmen.

Directors may defer all or part of their fees until retirement under the Performance Plan. The fees may be deferred as cash and credited with interest at a U.S. Treasury rate, or they may be translated into stock equivalents based on the market price of Nordson Common Shares when the fees are earned and credited with additional stock equivalents when dividends are paid.

Each non-employee director was granted a Director Option under the Performance Plan on March 10, 1992. Any new non-employee director will be granted a Director Option at the time of appointment or election. Such directors who continue in office will receive an additional Director Option five years after the previous Director Option was granted.

OWNERSHIP OF NORDSON COMMON SHARES

The following table shows the number and percent of Nordson Common Shares beneficially owned on January 10, 1994 by each of the directors, each of the executive officers named in the Summary Compensation Table set forth on page 13, and by all directors and executive officers as a group.

                                Number of
            Name                Shares (1)     Percent
- ----------------------------    ----------     -------
Dr. Glenn R. Brown                  7,323         0.0%
William W. Colville                 6,120         0.0%
William D. Ginn (2)(3)(4)         779,883         4.2%
Stephen R. Hardis                  22,663         0.1%
Dr. Jacob O. Kamm                 103,937         0.6%
Dr. Anne O. Krueger                 2,407         0.0%
William P. Madar (5)              425,683         2.2%
Evan W. Nord (3)(6)             2,901,296        15.5%
Eric T. Nord (3)(4)(6)          2,478,735        13.2%
Edward P. Campbell(7)              68,687         0.4%
John E. Jackson(7)                 89,074         0.5%
Werner Bohm(7)                     43,516         0.2%
Yoshihiko Miyahara(7)              24,652         0.1%
20 directors and executive      7,352,644        38.1%
  officers as a group (8)

- ---------------

(1) Except as otherwise stated in notes (2) through (8) below, beneficial ownership of the shares held by each of the directors, executive officers and nominees consists of sole voting power and sole investment power, or of voting power and investment power that is shared with the spouse of the nominee or director. Beneficial ownership of the shares held by the non-employee directors includes the right to acquire 437 shares on or before March 10, 1994 under the Director Option provisions of the Performance Plan, as well as the right to acquire the following number of shares under the Directors Deferred Compensation provisions of the Performance Plan: Dr. Brown, 5,436 shares; Mr. Colville, 3,783 shares; Mr. Hardis, 10,226 shares; Dr. Krueger, 1,970 shares; and Eric Nord, 6,119 shares.

(2) These include 208,664 shares held by Mr. Ginn as trustee of various trusts for the children of Eric Nord and Evan Nord.

(3) These include 366,058 shares held by The Nord Family Foundation. As trustees of this foundation, Eric Nord, Evan Nord and Mr. Ginn have shared voting power and shared investment power with respect to these shares.

(4) These include 20,000 shares held by the Eric and Jane Nord Foundation. As trustees of this foundation, Eric Nord and Mr. Ginn have shared voting power and shared investment power with respect to these shares.

(5) These include the right to acquire 194,795 shares on or before March 10, 1994. The other 230,888 shares owned beneficially by Mr. Madar include 15,000 shares with respect to which Mr. Madar has only sole voting power.

(6) These include 1,002,780 shares held by Eric Nord and Evan Nord as testamentary trustees under the will of Walter G. Nord, the founder of Nordson. Eric Nord and Evan Nord have shared voting power and shared investment power with respect to these shares.

(7) These include the right to acquire shares on or before March 10, 1994 in amounts as follows: Mr. Campbell, 65,600 shares; Mr. Jackson, 66,600 shares; Mr. Bohm, 11,000 shares; and Mr. Miyahara, 7,125 shares.

(8) These include the shares held by The Nord Family Foundation. Beneficial ownership of the shares held by each of the directors and officers as a group consists of sole voting power with respect to 15,000 shares, sole voting and sole investment power with respect to 3,361,719 shares, shared voting power and shared investment power with respect to 3,386,345 shares, and the right to acquire 589,580 shares on or before March 10, 1994.

As of October 31, 1993, present and former directors, officers, and employees of Nordson and their families owned over 11 million Nordson Common Shares, representing more than 60% of the outstanding shares. Nordson is party to an agreement that, with some exceptions, gives Nordson a right of first refusal with respect to proposed sales of Nordson Common Shares by Evan Nord and Eric Nord, individually or as testamentary trustees, Mr. Ginn, as trustee, and The Nord Family Foundation.

                       COMPENSATION OF EXECUTIVE OFFICERS

COMPENSATION COMMITTEE REPORT ON
EXECUTIVE COMPENSATION

The Compensation Committee (the "Committee") of the Board of Directors, each member of which is a non-employee director, is responsible for approving executive management compensation and for administering the incentive and equity participation plans which make up the variable compensation paid to executive officers ("Officers"). The Committee also administers employee stock plans and certain other benefit plans.

The Committee and the Board believe that the executive management compensation program should support the goals and objectives of the Company. These goals and objectives should balance the importance of annual financial performance with the equally important creation and protection of long-term fundamentals which support long-term growth and profitability.

Nordson's executive management compensation program:

  -- establishes compensation performance objectives that are directly linked to corporate goals;

  -- provides a high degree of leverage between compensation and corporate performance;

  -- creates long-term incentives directly linked to shareholder returns; and

  -- is designed to attract, retain and motivate key executives.

Total Cash Compensation

Nordson's corporate goal is to double the value of the Company over a five-year period, with the primary value set by the market for Company shares. Two annual performance objectives to support the achievement of this goal have been established: 1) an annual return on average invested capital of 16%; and 2) earnings per share growth of 15% per year.

The Committee believes that consistent achievement of these two objectives will lead to doubling the value of the Company over a five-year period. The Officer cash compensation program, which consists of a fixed annual base salary plus an annual cash bonus, is designed to link directly to the achievement of these two annual performance objectives.

In establishing the Officer cash compensation levels, the Committee uses a peer group of approximately 250 manufacturing companies having similar sales volume and/or market value. This is a changing group of companies, with which Nordson would compete for Nordson executive talent or be a source from which future executives might be recruited.

The Officer cash compensation program is designed such that if Nordson's financial performance is equal to the median financial performance of the peer group of companies, each Officer's total cash compensation will be less than the median compensation for similar positions in the peer group. As Nordson performance increases above the median for the peer group, Officer total cash compensation will increase correspondingly such that the percentile ranking of each Officer's total cash compensation will correlate with the percentile ranking of Nordson performance.

Base Salary

Officers' base salaries are targeted at the 50th percentile salary for similar positions within the peer group of companies. The Committee reviews the competitiveness of Officers' base salaries annually and if appropriate, salaries are changed based upon individual performance, competitive position and salary practices of the peer group companies.

Mr. Madar's base salary for fiscal year 1993 was established according to the provisions of the employment agreement with Mr. Madar dated January 30, 1986. See the discussion under the heading "Agreements with Officers", beginning on page 23.

Annual Cash Bonus

The bonus portion of cash compensation is paid pursuant to the Management Incentive Compensation Plan and is highly leveraged to achievement of the two corporate performance objectives.

Seventy percent of the cash bonus eligibility is based on the return on average invested capital component of the plan, with a bonus being paid if Nordson's annual return is at least 8%, and attaining its maximum when the return reaches 20%. The remaining 30% of the cash bonus eligibility is based on the earnings per share component, with a bonus being paid if Nordson's earnings per share growth is positive, and attaining its maximum when growth reaches 30%.

Nordson achieved a 1993 return on average invested capital of 19% which exceeded the corporate objective of 16%. Earnings per share growth was 5% as compared to the 15% goal. Since performance exceeded the threshold payment level, Mr. Madar and the other Officers were paid bonuses based upon the factors described above.

Stock Options

The Committee believes that through the use of stock options, Officer interests are directly tied with those of the Company's shareholders.

Officers are issued stock option grants annually with an exercise price equal to the fair market value of the shares on the date of grant. These options are not fully exercisable until four years following the date of grant and expire in ten years, to reinforce a long-term perspective and to help retain key executives.

The intent is to provide stock option grants competitive with those offered to similar positions within the peer group of companies.

In 1993, Mr. Madar received a stock option grant of 50,000 shares in conjunction with the amendment to his employment agreement, with an exercise price equal to the fair market value on the day of grant and fully exercisable 60 days following that date. The option grant has a ten-year life. (See "Agreements with Officers," beginning on page 23.)

Deduction Limitation on Executive Compensation

The recently enacted Revenue Reconciliation Act of 1993 precludes a publicly-held corporation from taking a deduction for certain compensation in excess of $1 million paid or accrued with respect to the Officers. As proposed, the provisions of this act will be effective for the Company's tax year beginning October 31, 1994.

The Committee intends to adopt a policy with respect to compensation paid to its Officers for deductibility under these Federal income tax regulations.

COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS:

                                                   William W. Colville, Chairman
                                                   Stephen R. Hardis
                                                   Dr. Anne O. Krueger
                                                   Eric T. Nord

                                                   January 28, 1994

SUMMARY COMPENSATION TABLE

The following table sets forth individual compensation information for the fiscal year ended October 31, 1993, for William P. Madar, and the four other most highly compensated executive officers whose total annual salary and bonus for the fiscal year ended October 31, 1993 exceeded $100,000:

                                                                                         Long-Term Compensation
                                                                                       --------------------------
                                                     Annual Compensation
                                            --------------------------------------               Awards
                                                                         Other         --------------------------
             Name                                                        Annual         Restricted                     All Other
         And Principal                       Salary       Bonus       Compensation     Stock Awards     Options/      Compensation
           Position                Year       ($)          ($)            ($)              ($)          SARs (#)        ($) (1)
- -------------------------------    ----     --------     --------     ------------     ------------     ---------     ------------
William P. Madar                   1993      565,150      505,000        929,943(2)              0        50,000         101,028
President &                        1992      536,705      516,954                        1,560,000(3)     19,341
CEO                                1991      510,725      497,000                          757,500(3)     32,674

Edward P. Campbell                 1993      214,000      155,500              0                 0        16,000          35,810
Vice President                     1992      195,000      188,000                                0        14,000
                                   1991      185,000      181,000                                0        20,000

John E. Jackson                    1993      214,000      155,500              0                 0        16,000          35,913
Vice President                     1992      195,000      188,000                                0        14,000
                                   1991      185,000      181,000                                0        20,000

Werner Bohm                        1993      200,000      145,000         72,229(4)              0        16,000          27,117
Vice President                     1992      170,000      170,000                                0        14,000
                                   1991      149,154      152,000                                0        16,000

Yoshihiko Miyahara (5)             1993      269,565       72,444              0                 0        10,500               0
Vice President                     1992      235,147       54,868                                0         9,000
                                   1991      207,407       49,259                                0        12,800

- ---------------

(1) Includes in each case, employer matching and allocations made to Nordson Corporation's Employee Savings Trust Plan and Supplemental Plan, and Nordson's Employee Stock Ownership Plan and Supplemental Plan, as follows:
    Mr. Madar, $47,288 and $53,740; Mr. Campbell, $17,244 and $18,566; Mr.
    Jackson, $17,244 and $18,669; and Mr. Bohm, $10,818 and $16,299,
    respectively.

(2) Represents a tax gross-up payment associated with restricted stock, granted under the employment agreement with Mr. Madar dated January 30, 1986, which is a direct function of the appreciation in Nordson share price.

(3) Amount shown for Mr. Madar represents the dollar value on the date of grant of 30,000 shares of restricted stock awarded during each 1991 and 1992 fiscal year under his January 1986 agreement prior to Amendment. (See "Agreements with Officers," beginning on page 23.) The aggregate number and value of restricted shares valued as of the last day of the fiscal year are 15,000 shares and $802,500, respectively. The restricted shares of stock issued to Mr. Madar vest solely on the basis of the lapse of time, 15,000 shares after one year and the remaining 15,000 shares after two years. Regular dividends are paid on all of the restricted shares.

(4) Represents a tax equalization payment associated with an expatriate assignment.

(5) Mr. Miyahara's salary and bonus are stated in U.S. Dollars and reflect the average annual Japanese Yen exchange rate in effect during each of the fiscal years noted.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

The following table sets forth information regarding individual grants of stock options/SARs made during the fiscal year ended October 31, 1993 to each executive officer named in the Summary Compensation Table:

                                            INDIVIDUAL GRANTS
- ---------------------------------------------------------------------------------------------------------
                                            NUMBER OF         % OF TOTAL
                                           SECURITIES        OPTIONS/SARS
                                           UNDERLYING         GRANTED TO       EXERCISE OR                     GRANT DATE
                                          OPTIONS/SARS       EMPLOYEES IN      BASE PRICE      EXPIRATION     PRESENT VALUE
                NAME                     GRANTED (1) (2)      FISCAL YEAR       ($/SHARE)         DATE           ($) (3)
- -------------------------------------    ---------------     -------------     -----------     ----------     -------------
William P. Madar                              50,000             16.6%            43.50        03/10/2003        950,000
Edward P. Campbell                            16,000              5.3%            47.00        11/02/2002        340,960
John E. Jackson                               16,000              5.3%            47.00        11/02/2002        340,960
Werner Bohm                                   16,000              5.3%            47.00        11/02/2002        340,960
Yoshihiko Miyahara                            10,500              3.5%            47.00        11/02/2002        223,755

- ---------------

(1) The options for Mr. Madar become exercisable 60 days after grant. All remaining options become exercisable beginning one year after grant date at 25% per year on a cumulative basis. The exercise prices were equal to the fair market value on the date of grant. The exercise price and tax withholding obligations related to the exercise may be paid by cash, delivery of already owned shares, or by offset of the underlying shares, or any combination thereof.

(2) No stock appreciation rights ("SARs") were granted to any employee other than stock appreciation rights ("Limited Rights") that become exercisable only upon the occurrence of a change in control of Nordson.

(3) These values were calculated using a Black-Scholes option pricing model. The Black-Scholes model is a complicated mathematical formula which is widely used and accepted for valuing traded stock options. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the options are exercised, and no assurance exists that the value realized by an executive will be at or near the value estimated by the Black-Scholes model. The following assumptions were used in the calculations:

     (a) Exercise at any time;

     (b) Volatility factor: 30.7%;

     (c) Assumed risk-free rate of interest: 5.1%;

     (d) Dividend of $.12 per share per quarter; and

     (e) No reduction in the value calculated has been made for possible forfeitures.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUES

The following table sets forth information regarding each exercise of stock options/SARs during the fiscal year ended October 31, 1993, by each executive officer named in the Summary Compensation Table, and the value of unexercised stock options/SARs held by each executive officer named in the Summary Compensation Table:

                                                                                                      VALUE OF
                                                                                NUMBER OF            UNEXERCISED
                                                                               UNEXERCISED          IN-THE-MONEY
                                           NUMBER OF                         OPTIONS/SARS AT       OPTIONS/SARS AT
                                          SECURITIES                           FY-END (#)             FY-END($)
                                          UNDERLYING          VALUE
                                         OPTIONS/SARS        REALIZED         EXERCISABLE/          EXERCISABLE/
                NAME                       EXERCISED          ($)(1)          UNEXERCISABLE       UNEXERCISABLE(2)
- -------------------------------------    -------------     ------------     -----------------     -----------------
William P. Madar                             15,268           531,784             173,994/             4,385,888/
                                                                                   38,639                697,695

Edward P. Campbell                                0                 0              49,900/             1,510,400/
                                                                                   39,700                644,200

John E. Jackson                                   0                 0              50,900/             1,645,650/
                                                                                   39,700                644,200

Werner Bohm                                  27,200           619,200               3,900/                49,400/
                                                                                   37,300                565,800

Yoshihiko Miyahara                            3,684           107,019              11,983/               305,447/
                                                                                   26,518                439,533

- ---------------

(1) Represents the difference between the option exercise price and the last sales price of a common share on the NASDAQ National Market System on the date prior to exercise.

(2) Based on the last sales price of the common shares of $53.50 on the NASDAQ National Market System on October 29, 1993. The ultimate realization of profit on the sale of the common shares underlying such options is dependent upon the market price of such shares on the date of sale.

SALARIED EMPLOYEES' PENSION PLAN

Benefits under the U.S. Salaried Employees' Pension Plan are based on average annual compensation (salaries, commissions, and incentive bonuses) for the highest five years during the last 10 years of employment prior to retirement. The following table shows the annual benefit payable under the Plan at age 65.

      Final
     Average                                    Years of Benefit Service
      Annual        --------------------------------------------------------------------------------
   Compensation          10               15               20               25               30
   ------------     ------------     ------------     ------------     ------------     ------------
   $  100,000        $   13,820       $   20,732       $   27,640       $    34,522      $    41,464
      200,000            32,151           48,232           64,303            80,383           96,464
      300,000            50,483           75,732          100,966           126,215          151,464
      500,000            87,146          130,732          174,292           217,878          261,464
      800,000           142,140          213,232          284,281           355,372          426,464
    1,100,000           197,135          295,732          394,270           492,867          591,464
    1,400,000           252,129          378,232          504,259           630,361          756,464
    1,700,000           307,124          460,732          614,248           767,856          921,464
    1,900,000           343,787          515,732          687,574           859,519        1,031,464
    2,100,000           380,450          570,732          760,900           951,182        1,141,464
    2,200,000           398,781          598,232          797,563           997,013        1,196,464
    2,300,000           417,113          625,732          834,226         1,042,845        1,251,464
    2,400,000           435,444          653,232          870,889         1,088,676        1,306,464

The amounts shown in the table represent the annual benefit (after reduction for Social Security payments) payable to an employee for life. Certain surviving spouse benefits are also available under the Plan, as well as early retirement benefits. The table has been prepared without regard to benefit limitations imposed by the Internal Revenue Code. The years of benefit service credited under the Plan as of October 31, 1993 for the executive officers named in the Summary Compensation Table who participate in the Plan are as follows: Mr. Madar-7 years; Mr. Campbell - 5 years; Mr. Jackson - 7 years; and Mr. Bohm - 16 years. Mr. Miyahara is not included in the pension plan described above but is covered by a pension arrangement that is specific to Nordson K.K., the Japanese subsidiary.

EXCESS DEFINED BENEFIT PENSION PLAN AND
EXCESS DEFINED CONTRIBUTION RETIREMENT PLAN

The Internal Revenue Code limits the benefits provided under the Salaried Employees' Pension Plan, the amount that an employee can contribute to the Employees' Savings Trust Plan, and the amount that Nordson can contribute on behalf of an employee under the Employees' Savings Trust Plan and the Employee Stock Ownership Plan.

The Excess Defined Benefit Pension Plan provides for the payment, out of Nordson's general funds, of the amount by which certain participants' benefits under the Salaried Employees' Pension Plan would exceed the limitations applicable to that Plan. The terms of payment under the Excess Defined Benefit Pension Plan are the same as those under the Salaried Employees' Pension Plan.

The table on page 19, which does not reflect benefit limitations imposed by the Internal Revenue Code, shows the aggregate annual pension benefits payable under both the Salaried Employees' Pension Plan and the Excess Defined Benefit Pension Plan.

The Excess Defined Contribution Retirement Plan provides for the payment, out of Nordson's general funds, of the amount by which the participant's contributions under the Employees' Savings Trust Plan and Nordson's contributions to the Employees' Savings Trust Plan and the Employee Stock Ownership Plan would exceed the limitations applicable to those Plans. Salaried employees who are designated by the Compensation Committee and who participate in the Employees' Savings Trust Plan or the Employee Stock Ownership Plan are eligible to participate in the Excess Defined Contribution Retirement Plan. Payments under the Excess Defined Contribution Retirement Plan may be made either in lump sum or in monthly installments over a two-year period. The Compensation Committee ad-ministers the Excess Defined Contribution Retirement Plan.

Benefits under the Excess Defined Contribution Retirement Plan resulting from the Internal Revenue Code limitations applicable to the Employees' Savings Trust Plan will be paid in cash, and benefits resulting from the Internal Revenue Code limitations applicable to the Employee Stock Ownership Plan will be paid in Nordson Common Shares. The amount to be paid in Nordson Common Shares is based on the benefits that participating employees would have received under the Employee Stock Ownership Plan if the Internal Revenue Code Limitations applicable to that plan had not been in effect.

The portions of Nordson's contributions under the Excess Defined Contribution Retirement Plan allocated to the accounts of the executive officers named in the compensation table except Mr. Miyahara, who does not participate in the plan, and to all current executive officers as a group during the fiscal year ended October 31, 1993 are as follows: Mr. Madar - $42,924 and 862 shares; Mr. Campbell - $12,880 and 221 shares; Mr. Jackson - $12,880 and 221 shares; Mr. Bohm - $9,818 and 176 shares; and all current executive officers as a group - $121,317 and 2,073 shares.

PERFORMANCE GRAPH

The following is a graph which compares the five year cumulative return from investing $100 on October 31, 1988 in each of Nordson Corporation common stock, the S&P 500 Index of companies and the S&P Capital Goods Index of companies, with dividends assumed to be reinvested when received. The S&P Capital Goods Index is an index published by Standard & Poor's Corporation which tracks 101 companies in the S&P 500 Index that have been categorized as capital goods companies. Being a capital goods producer, the Company selected the S&P Capital Goods Index as a useful tool for investors to compare Nordson's share price performance to the performance of a broad group of companies operating in similar businesses.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
                  AMONG NORDSON CORPORATION, S&P 500 INDEX AND
                            S&P CAPITAL GOODS INDEX

         MEASUREMENT PERIOD                                                     S&P CAPITAL
        (FISCAL YEAR COVERED)            NORDSON CORP.      S&P 500 INDEX       GOODS INDEX
                1988                          100                100                100
                1989                          120                127                110
                1990                           89                117                 95
                1991                          195                156                120
                1992                          218                172                120
                1993                          251                197                130

* Assumes $100 invested on October 31, 1988 in Nordson Corporation, S&P 500 Index, and S&P Capital Goods Index. Total return assumes reinvestment of dividends.

AGREEMENTS WITH OFFICERS

In January 1986, Nordson entered into an employment agreement with Mr. Madar. The agreement had an initial five-year term, and was extended automatically for additional one-year terms unless terminated by either party upon certain conditions. The agreement provided for an annual base salary of not less than $360,000 for fiscal year 1986 with annual adjustments in accordance with a formula tied to either the Consumer Price Index or an independent management consultant survey. Under the agreement, Mr. Madar also participated in the Management Incentive Compensation Plan. Mr. Madar's cash compensation for fiscal year 1993 was established in accordance with this agreement.

The January 1986 agreement was amended in March 1993 and conformed the method for determining Mr. Madar's cash compensation beginning in fiscal year 1994 to that used to establish the cash compensation for the other executive officers. As amended, the agreement provides for the continued employment of Mr. Madar until terminated by either party upon certain conditions.

In conjunction with the amendment of the January 1986 agreement, Mr. Madar was granted a stock option award of 50,000 shares. (See page 11.) The number of options granted was determined by the Compensation Committee, taking into consideration Mr. Madar's giving up the annual grant of 30,000 restricted shares and an option for approximately 20,000 shares to which he was entitled under the January 1986 agreement prior to amendment, and his eligibility for stock options under the agreement as amended.

Under the amended agreement, Mr. Madar's annual cash compensation beginning fiscal year 1994, which consists of an annual base salary and incentive compensation under the Management Incentive Compensation Plan, is determined annually by the

Compensation Committee of the Board of Directors as described on pages 10 and
11. Mr. Madar is also eligible to receive grants of stock options during his employment term, as well as benefits and perquisites generally provided by the Company to its executive officers.

The amended agreement provides that Mr. Madar will receive a supplemental pension benefit that, in effect, maintains the benefits he would have received if he had remained with his former employer, and this benefit is essentially unchanged from the unamended January 1986 agreement. The amount of the benefit is equal to a percentage of his highest annual compensation (base salary and incentive compensation) over the 36 consecutive month period producing the highest average compensation reduced by the sum of the benefits payable under the pension plans of Nordson and his former employer and one-half of his estimated Social Security benefit. The percentage will be 56%, subject to reduction if the total number of years of employment with Nordson and his former employer is less than 35. (Mr. Madar had 20 and 2/3 years of employment with his former employer). The benefit will also be reduced by 5% per year for retirement before age 60. The benefit may, at Mr. Madar's election, be paid in a lump sum or in any other form permitted under the Salaried Employees' Pension Plan. Mr. Madar is, under some circumstances, entitled to the continuation of certain compensation and benefits upon the termination of his employment or because of his death or disability.

Nordson has also agreed to provide Mr. Jackson with a supplemental pension benefit in order to restore the benefits he would have received if he had remained with his former employer. This benefit is calculated on the same basis as Mr. Madar's supplemental pension benefit. Mr. Jackson had 14 years of employment with his former employer.

Nordson has also agreed to provide Mr. Campbell with a supplemental pension benefit in order to restore some of the benefits he would have received if he had remained with his former employer. Mr. Campbell's supplemental pension benefit will equal the amount by which his pension benefit under the Salaried Employees' Pension Plan would be increased if his prior service with his former employer were recognized under the plan. His highest average annual compensation and reduction in benefit if he retires before age 65 will be calculated on the same basis as under Mr. Madar's and Mr. Jackson's supplemental pension benefits. Mr. Campbell's amount of benefit will also be reduced by the benefits payable under his former employer's pension plan. Mr. Campbell had 11 years of employment with his former employer.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

Eric Nord, who serves on the Compensation Committee, was formerly President and Chief Executive Officer of the Company.

                              INDEPENDENT AUDITORS

Ernst & Young has been appointed as Nordson's independent auditors for the fiscal year ending October 30, 1994. Ernst & Young or a predecessor has served as Nordson's independent auditors since 1935. A representative of Ernst & Young is expected to be present at the meeting. The representative will be given an opportunity to make a statement if desired and to respond to questions regarding Ernst & Young's examination of Nordson's financial statements and records for the fiscal year ended October 31, 1993.

                                    GENERAL

VOTING AT THE MEETING

Shareholders of record at the close of business on January 10, 1994 are entitled to vote at the meeting. On that date, a total of 18,732,761 Nordson Common Shares were outstanding. Each share is entitled to one vote.

Voting for directors will be cumulative if any shareholder gives notice in writing to the President, a Vice President, or the Secretary of Nordson at least 48 hours before the time set for the meeting and an announcement of the notice is made at the beginning of the meeting by the Chairman or the Secretary, or by or on behalf of the shareholder giving the notice. If cumulative voting is in effect, Nordson's shareholders will be entitled to cast, in the election of directors, a number of votes equal to the product of the number of directors to be elected multiplied by the number of shares that each shareholder is voting. Nordson's shareholders may cast all of these votes for one nominee or distribute them among several nominees, as they see fit. If cumulative voting is in effect, shares represented by each properly signed proxy card will also be voted on a cumulative basis, with the votes distributed among the nominees in accordance with the judgment of the persons named in the proxy card.

Under Ohio law, directors are elected by the votes of shareholders exercising a majority of the voting power of the corporation present at a meeting at which a quorum is present, and proposals are adopted or approved by the vote of a specified percentage of the voting power of the corporation. Abstentions and broker non-votes are tabulated in determining the votes present at a meeting. Consequently, an abstention or a broker non-vote has the same effect as a vote against a proposal or a director nominee, as each abstention or broker non-vote would be one less vote in favor of a proposal or for a director nominee.

If any of the nominees listed on page 2 becomes unable or declines to serve as a director, each properly signed proxy card will be voted for another person recommended by the Board of Directors. However, the Board has no reason to believe that this will occur.

The Board of Directors knows of no other matters that will be presented at the meeting. However, if other matters do properly come before the meeting, the persons named in the proxy card will vote on these matters in accordance with their best judgment.

SHAREHOLDER PROPOSALS

Any shareholder who wishes to submit a proposal to be considered for inclusion in next year's Proxy Statement should send the proposal to Nordson on or before October 2, 1994. Nordson will bear the expense of preparing, printing, and mailing this Notice and Proxy Statement. In addition to requesting proxies by mail, officers and regular employees of Nordson may request proxies by telephone or in person. Nordson will ask custodians, nominees, and fiduciaries to send proxy material to beneficial owners in order to obtain voting instructions.

Nordson will, upon request, reimburse them for their reasonable expenses for mailing the proxy material.

Nordson's Annual Report to Shareholders, including financial statements for the fiscal year ended October 31, 1993, is being mailed to shareholders of record with this Proxy Statement.

                                                      For the Board of Directors

                                                           WILLIAM D. GINN
                                                              Secretary
January 28, 1994

                            YOUR VOTE IS IMPORTANT.
                          PLEASE SIGN, DATE AND RETURN
                                   YOUR PROXY

                                    NORDSON CORPORATION

                ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MARCH 10, 1994

                     THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

            To: Wachovia Bank of North Carolina, N.A., as Trustee for the Nordson Employees' Savings Trust Plan (the "Plan")
       P
                Pursuant to Article XI, Section 11.18 of the Plan, the
            undersigned, as a Participant of the Plan, hereby directs the Trustee to vote as designated below (in person or by proxy) the undersigned's entire proportionate interest of Nordson Corporation Common Shares held in the Nordson Stock Fund on the record date at the Annual Meeting of Shareholders of NORDSON CORPORATION to be held
       R on March 10, 1994, and at any adjournment, WILLIAM D. GINN, ERIC T. NORD, and EVAN W. NORD, and each of them, with full power of substitution and revocation, are hereby authorized to represent me and vote all my shares on the following matters:

                1. Election of three Directors.
       O

                           / /  FOR all nominees listed below     / /  WITHHOLD AUTHORITY to vote for all nominees listed below
                                                                       (except as marked to the contrary)

                     William P. Madar, William W. Colville, and Evan W. Nord.
       X

                  (INSTRUCTION: In the space below, write the name of, or
                                otherwise designate, any nominee(s) as to whom authority to vote is withheld.)
       Y
                  --------------------------------------------------------------

                2. Any other matter that may properly come before this meeting.

                                    (Continued, and to be signed, on other side)
                                (Continued from other side)

                Unless otherwise specified above, this Proxy will be voted FOR the election as Directors of the nominees listed above.

                PLEASE SIGN EXACTLY AS NAME APPEARS BELOW. THE TRUSTEE SHALL
            VOTE COMMON SHARES FOR WHICH IT DOES NOT RECEIVE INSTRUCTIONS IN THE SAME PROPORTION AS THE COMMON SHARES FOR WHICH IT RECEIVED VOTING INSTRUCTIONS.
                                                     Signed this    day of     ,
                                                     1994

                                                     ---------------------------

                                                     ---------------------------
                                                       (Participant sign here)

                                                     These confidential voting
                                                     instructions will be seen
                                                     only by authorized
                                                     personnel of the Trustee.

               PLEASE DATE, SIGN, AND RETURN YOUR VOTING CARD PROMPTLY IN THE
                                     ENCLOSED ENVELOPE
                                 WHICH REQUIRES NO POSTAGE

                                    NORDSON CORPORATION

                ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MARCH 10, 1994

                     THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

            To: Wachovia Bank of North Carolina, N.A., as Trustee for the Nordson Hourly-Rated Employees' Savings Trust Plan (the "Plan")
       P
                Pursuant to Article XI, Section 11.18 of the Plan, the
            undersigned, as a Participant of the Plan, hereby directs the Trustee to vote as designated below (in person or by proxy) the undersigned's entire proportionate interest of Nordson Corporation Common Shares held in the Nordson Stock Fund on the record date at
       R the Annual Meeting of Shareholders of NORDSON CORPORATION to be held on March 10, 1994, and at any adjournment, WILLIAM D. GINN, ERIC T. NORD, and EVAN W. NORD, and each of them, with full power of substitution and revocation, are hereby authorized to represent me and vote all my shares on the following matters:
       O
                1. Election of three Directors.

                           / /  FOR all nominees listed below     / /  WITHHOLD AUTHORITY to vote for all nominees listed below
                                                                       (except as marked to the contrary)

       X
                     William P. Madar, William W. Colville, and Evan W. Nord.

                  (INSTRUCTION: In the space below, write the name of, or
                                otherwise designate, any nominee(s) as to whom authority to vote is withheld.)
       Y

                  --------------------------------------------------------------
                2. Any other matter that may properly come before this meeting.

                                    (Continued, and to be signed, on other side)
                                (Continued from other side)

                Unless otherwise specified above, this Proxy will be voted FOR the election as Directors of the nominees listed above.

                PLEASE SIGN EXACTLY AS NAME APPEARS BELOW. THE TRUSTEE SHALL
            VOTE COMMON SHARES FOR WHICH IT DOES NOT RECEIVE INSTRUCTIONS IN THE SAME PROPORTION AS THE COMMON SHARES FOR WHICH IT RECEIVED VOTING INSTRUCTIONS.
                                                     Signed this    day of     ,
                                                     1994

                                                     ---------------------------

                                                     ---------------------------
                                                       (Participant sign here)

                                                     These confidential voting
                                                     instructions will be seen
                                                     only by authorized
                                                     personnel of the Trustee.

               PLEASE DATE, SIGN, AND RETURN YOUR VOTING CARD PROMPTLY IN THE
                                     ENCLOSED ENVELOPE
                                 WHICH REQUIRES NO POSTAGE